Exhibit 99.2

FOR IMMEDIATE RELEASE

COMMERCE ENERGY GROUP ANNOUNCES ADMINISTRATIVE LEAVE FOR CEO

Company Plan to File Form 10-K Within SEC Extension Period

COSTA MESA, CA. – November 15, 2004 – Commerce Energy Group, Inc. (AMEX: EGR) a leading U.S. electricity service provider, announced today that a special committee of its Board of Directors has placed Ian B. Carter, the Company’s Chief Executive Officer, on paid administrative leave for an indefinite period not to exceed the remaining term of his employment agreement which expires on January 31, 2005. The Company’s President, Peter Weigand, will act as the Company’s principal executive officer until the Board appoints a successor for Mr. Carter, subject to certain limitations imposed by the Board of Directors. Mr. Carter continues to serve as Chairman of the Board and as a director of the Company.

The Company previously disclosed that the audit committee of the Board of Directors was reviewing a potential related party transaction as part of the audit of the financial statements for the fiscal year ended July 31, 2004. The transaction involved a contract between the Company and an investment advisory firm founded by David Barnes, who subsequently became the Company’s Vice President of Finance and Investor Relations. After an independent and thorough investigation conducted by the audit committee and its advisors, the audit committee was unable to conclude that the agreement accurately reflected the nature of the services performed by Mr. Barnes and his firm and the purpose of the compensation paid by the Company to such firm.

Based on the findings and recommendations of the audit committee, the special committee of independent directors determined that it was in the best interests of the Company and its stockholders to place Mr. Carter on paid administrative leave. Mr. Barnes has resigned his position with the Company.

The Company also announced its intention to engage a qualified search firm to assist the Board of Directors in conducting a nationwide search for candidates to become the Chief Executive Officer of the Company. The Board of Directors intends to consider Mr. Weigand among other candidates for the position.

The Company intends to file its Annual Report on Form 10-K for the fiscal year ended July 31, 2004 with the Securities and Exchange Commission later today, within the 15 day extension period afforded to the Company as a result of its filing of a Form 12b-25 with the SEC.

About Commerce Energy Group, Inc.

Commerce Energy Group, Inc. is a provider of energy products and services to homeowners, commercial and industrial consumers, utilities, governments and energy asset owners. Operating since 1998 as Commonwealth Energy Corporation, Commerce Energy Group now operates through its subsidiaries including Commonwealth Energy Corporation, which holds FERC and state licenses for retail and wholesale energy commodities and is a retail electricity provider to homes and businesses in California, Michigan, Pennsylvania and New Jersey under the brand name “electricAmerica”; Skipping Stone, an energy consulting firm; and utiliHost, an outsourcing services and technology provider. For more information visit www.CommerceEnergy.com.

For more information, contact:

Investor Relations
Verna Ray
vray@electric.com
714-259-2500

Commerce Energy Group, Inc.
600 Anton Boulevard, Suite 2000
Costa Mesa, CA 92626
Tel: 1-800-ELECTRIC®

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